Exhibit 10.20

HEALTHSTREAM, INC.

DIRECTORS STOCK ELECTION PLAN

December 14, 2020

Section 1.  Purpose.  The purpose of this Directors Stock Election Plan (the “Plan”) is to enable HealthStream, Inc. (the “Company”) to provide a mechanism for non-employee directors of the Company (“Directors”) to elect to cause the cash compensation (the “Director Cash Compensation”) otherwise payable by the Company to any such Directors in their capacity as a non-employee director to be paid in the form of shares of the Company’s common stock, no par value (“Common Stock”), in lieu of Director Cash Compensation, all in accordance with the terms set forth in this Plan and the 2016 Omnibus Incentive Plan of the Company (the “Incentive Plan”).

Section 2.  Election Mechanics.

(a)Director Election Form.  At any time prior to the beginning of a calendar year (or other period made available by the Company), a Director may elect, by executing, completing and delivering to the Company an election form to be provided by the Company (the “Election Form”), that all, but not less than all, of the Director Cash Compensation that would otherwise be payable to such Director during such calendar year or other period (the “Applicable Year”) (any Director Cash Compensation that any Director elects to receive in the form of Unrestricted Shares (as defined below) as specified in the Election Form, the “Applicable Director Cash Compensation”) be paid in the form of unrestricted shares of Common Stock issued by the Company (the “Unrestricted Shares”) in lieu of such Applicable Director Cash Compensation.

(b)Common Stock.  Any Director electing to receive an award of Unrestricted Shares pursuant to the Election Form will be entitled to receive, on the dates on which such Director would otherwise be entitled to receive Applicable Director Cash Compensation during such Applicable Year, which dates (unless otherwise determined by the Plan Committee) will be the tenth day of the final month in each calendar quarter during such Applicable Year (or, if such day is not a business day, the next succeeding business day) (the “Payment Dates”), an award of Unrestricted Shares in an amount (rounded to the nearest whole share) equal to the quotient of (i) the Applicable Director Cash Compensation otherwise payable on any such Payment Date, divided by (ii) the closing price of the Common Stock as reported on the Nasdaq Global Select Market on the Payment Date, or if the applicable Payment Date falls on a day when markets are closed, then on the most recently ended trading date in proximity thereto.  For purposes of clarification, in no event will any Director be entitled to receive any award of Unrestricted Shares except to the extent that the Applicable Director Cash Compensation would otherwise be (or have been) payable to such Director in or with respect to the Applicable Year.  In addition, notwithstanding the foregoing or anything contained herein to the contrary, in the event that, between the date of the Election Form and the Payment Date, any adjustments occur with respect to the Common Stock within the scope of Section 4.2 of the Incentive Plan, or any Change in Control (as defined in the Incentive Plan) is consummated, the Plan Committee may, in its discretion, determine any changes in the consideration to be paid to any Director hereunder (including changes in the form(s) and timing of payment of such consideration payable hereunder consistent with any restrictions set forth in

Section 4.2 of the Incentive Plan), provided that the total value of the consideration payable to any Director after such adjustment shall be equivalent to the pre-adjustment value.

  Section 3.  Administration

(a)Plan Committee.  This Plan will be administered by the Compensation Committee, or such other committee as may be appointed by the Board (any such committee, the “Plan Committee”), and may include Directors who have elected to participate in the Plan.  No member of the Plan Committee will be liable for any act done or determination made in good faith.

(b)Committee Determination Final.  The construction and interpretation of any provision of the Plan by the Plan Committee, and a determination by the Plan Committee of the amount of any deferral account, will be final and conclusive.

(c)Amendments.  The Company reserves the right to terminate, modify or amend this Plan, as may be determined by the Plan Committee; provided, however, that no such termination, modification or amendment that would materially and adversely affect the rights of any Director who has previously made an election hereunder shall not to that extent be effective without the consent of such Director.

(d)Non-Alienation.  Prior to the issuance of the unrestricted Shares to which an election hereunder relates, no Director (or estate of a Director) will have power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable to him or her hereunder; nor will any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

(e)Taxes.  Any Director to whom Unrestricted Shares are issued hereunder will become subject to federal, state and local income taxes and other amounts as may be required by law with respect to the receipt of the Unrestricted Shares.  By acknowledging and accepting any such award, any such Director will acknowledge that the Company will be required to report the compensation to the IRS, that such Director will be responsible for his or her tax liability, and that the Company will prepare or cause to be prepared an IRS Form 1099 (or other applicable form) reporting such compensation to the Director.